Exhibit 2.1

Execution Copy

Exhibit A

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), is made and entered into as of _________, 2023, by and among Canna-Global LLC, a Delaware limited liability company (“Sponsor”), and Canna-Global Acquisition Corp., a Delaware corporation (the “Purchaser”), and New Quantum Holdings Pty Ltd, an Australian Company with Australian Company Number (ACN) 628 253 743 (the “Company”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the BIBCA (as defined below).

WHEREAS, contemporaneously herewith, the Purchaser, the Company, J. Gerald Combs, solely in his capacity as representative from and after the Effective Time (as defined in the BIBCA) for the stockholders of the Purchaser (the “Purchaser Representative”), Hyun Jong Chung, solely in his capacity as the representative from and after the Effective Time (as defined below) for the Company (as defined in the BIBCA) in accordance with the terms and conditions of the BIBCA (the “Company Representative”), have entered into that certain Bid Implementation and Business Combination Agreement (the “BIBCA”), pursuant to which Purchaser proposes to acquire all of the Company Shares by way of a Takeover Bid and to effect a business combination transaction upon the terms and subject to the conditions of the BIBCA (the “Business Combination”), as a result of which, all of the issued and outstanding ordinary shares of the Company immediately prior to the Effective Time of the Business Combination shall be exchanged for the Takeover Offer Consideration;

WHEREAS, as of the date hereof, Sponsor owns 6,552,500 shares of Purchaser Common Stock (all such shares of Purchaser Common Stock and any shares of Purchaser Common Stock of which ownership of record or the power to vote is hereafter acquired by Sponsor prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, in order to induce the Company and Purchaser to enter into the BIBCA, Sponsor is executing and delivering this Agreement to the Company.

NOW, THEREFORE, in consideration of the foregoing, which are incorporated into this Agreement as if fully set forth below, and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Agreement to Vote. Sponsor, with respect to the Shares, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as Purchaser and/or the Company may reasonably request in connection therewith) to vote at any meeting of the stockholders of Purchaser, and in any action by written consent of the stockholders of Purchaser, to approve the BIBCA, all of the Shares (a) in favor of the approval and adoption of the BIBCA, the transactions contemplated by the BIBCA and this Agreement, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the BIBCA and considered and voted upon by the stockholders of Purchaser (including the Purchaser Stockholder Approval Matters), (c) in favor of the approval and adoption of the Incentive Plan, (d) for the appointment, and designation of classes, of the members of the Post-Closing Purchaser Board and (e) against any action, agreement or transaction (other than the BIBCA or the transactions contemplated thereby) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Purchaser under the BIBCA or that would reasonably be expected to result in the failure of the transactions contemplated by the BIBCA from being consummated. Sponsor acknowledges receipt and review of a copy of the BIBCA.

2. Transfer of Shares. Sponsor agrees that it shall not, directly or indirectly, except as otherwise contemplated pursuant to the BIBCA, (a) sell, assign, transfer (including by operation of law), redeem, lien, pledge, distribute, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing (unless the transferee agrees to be bound by this Agreement), (b) deposit any Shares into a voting trust, enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law), redemption or other disposition of any Shares (unless the transferee agrees to be bound by this Agreement) or (d) take any action that would have the effect of preventing or disabling Sponsor from performing its obligations hereunder. From time to time, at the request of Purchaser, Sponsor shall take all such further actions as may be necessary or appropriate to effect the purposes of this Agreement, and execute customary documents incident to the consummation of the Business Combination.

3. Representations and Warranties. Sponsor represents and warrants for and on behalf of itself to Purchaser and the Company as follows:

(a) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law or Order applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Shares (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Organizational Documents of Sponsor), or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s Organizational Documents.

(b) Sponsor owns of record and has good, valid and marketable title to the Shares free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities Laws or the Organizational Documents of Sponsor) and has the sole power (as currently in effect) to vote and has the full right, power and authority to sell, transfer and deliver such Shares. Sponsor does not own, directly or indirectly, any other shares of Purchaser capital stock other than the Shares, or any options, warrants or other rights to acquire any additional shares of the capital stock of Purchaser or any security exercisable for or convertible into the capital stock of Purchaser.

(c) Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by Sponsor.

(d) There is no Action pending, or, to the knowledge of Sponsor, threatened, against Sponsor that would reasonably be expected to materially impair or materially adversely affect the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement.

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4. Other Covenants and Agreements.

(a) At the Effective Time, Sponsor will deliver to Purchaser a duly executed copy of the Lock-Up Agreement and Registration Rights Agreement in substantially the forms attached as Exhibits B and E to the BIBCA.

(b) Sponsor agrees to and shall be bound by and subject to Section 7.15 (Confidential Information) and Section 7.14 (Public Announcements), Section 7.6 (No Solicitation), and Section 11.1 (Waiver of Claims Against Trust) of the BIBCA to the same extent as such provisions apply to the parties to the BIBCA, as if Sponsor is directly party thereto.

(c) Sponsor hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Business Combination that Sponsor may have by virtue of ownership of the Shares and agrees not to commence or participate in any claim, derivative or otherwise, against Purchaser relating to the negotiation, execution or delivery of this Agreement or the BIBCA or the consummation of the Business Combination.

5. Termination. This Agreement and the obligations of Sponsor under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time; (b) the termination of the BIBCA in accordance with its terms; or (c) the mutual written agreement of the Company and Purchaser. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

6. Miscellaneous.

(a) Except as otherwise provided herein or in the BIBCA or any Ancillary Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, e-mail, facsimile or other electronic means, with affirmative confirmation of receipt, one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service, or three (3) Business Days after being mailed, if sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6(b)):

If to the Purchaser, to:

Canna-Global Acquisition Corp.

4640 Admiralty Way, Suite 500

Marina Del Rey, CA 90292

Attention: J. Gerald Combs, CEO

Telephone: (917) 675-2537

E-mail: gerry@cgcombs.com

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with a copy to:

Rimon, P.C.

1990 K Street NW, Suite 420

Washington, DC 20006

Attention: Debbie A. Klis, Esq.

Telephone: (202) 935-3390

E-mail: deborrah.klis@rimonlaw.com

If to the Sponsor, to:

Canna-Global LLC

4640 Admiralty Way, Suite 500

Marina Del Rey, CA 90292

Attention: J. Gerald Combs

Telephone: (917) 675-2537

E-mail: gerry@cgcombs.com

with a copy to:

Rimon, P.C.

1990 K Street NW, Suite 420

Washington, DC 20006

Attention: Debbie A. Klis, Esq.

Telephone: (202) 935-3390

E-mail: deborrah.klis@rimonlaw.com

If to the Company, to:

New Quantum Holdings Pty Ltd

Level 21, 207 Kent St

Sydney, New South Wales, Australia, 2000

Attention: Jong Chung, Managing Director

Telephone: +61 430 228 328

E-mail: jong@newquantum.com

with a copy to:

K&L Gates

Level 31, 1 O’Connell Street
Sydney NSW 2000, Australia

Attention: Russell Lyons

Telephone: +61 2 9513 2510

E-mail: Russell.Lyons@klgates.com

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(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement, the BIBCA and the Ancillary Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

(g) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All actions, suits or proceedings (collectively, “Action”) arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court having jurisdiction within the State of Delaware (or in any appellate courts thereof) (the “Specified Courts”). The parties hereto hereby (i) submit to the exclusive jurisdiction of federal or state courts within the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 6(b). Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

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(h) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(i) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(k) This Agreement shall not be effective or binding upon Sponsor until such time as the BIBCA is executed by each of the parties thereto.

(l) If, and as often as, there are any changes in Purchaser or the Purchaser Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Purchaser, Sponsor and the Shares as so changed.

(m) The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(n) Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Purchaser, the Company and the Sponsor. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PURCHASER:

CANNA-GLOBAL ACQUISITION CORP.

By:
Name:
Title:

SPONSOR:

CANNA-GLOBAL LLC

By:
Name:
Title:

COMPANY:

New quantum holdings pty ltD

By:
Name:
Title:

[Signature Page to Sponsor Support Agreement]